Exhibit 16

[Letterhead of Clancy and Co., P.L.L.C.]

CLANCY AND CO. P.L.L.C. CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS	2935 E. CLARENDON AVENUE Phoenix, AZ 85016	PH: 602-266-2646 FAX: 602-224-9496 www.clancyandco.com

September 27, 2004

(via U.S. Mail and facsimile: 202-942-9656)
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:     Auto Underwriters of America, Inc.

We have read the statements that we understand Auto Underwriters of America, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Clancy and Co., P.L.L.C.

Copy to:             Auto Underwriters of America, Inc.
                        2755 Campus Drive, Suite 155
                        San Mateo, CA 94403

                        (via facsimile only: 650-745-3264)